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                                                                    Exhibit 11.1


                           ARBOR SOFTWARE CORPORATION
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                               THREE MONTHS ENDED         SIX MONTHS ENDED
                                                  SEPTEMBER 30,             SEPTEMBER 30,
                                                1997         1996          1997        1996
                                             ---------    --------      ---------   -------
    Net income..........................      $ 2,156     $ 1,417        $ 3,895    $ 2,611
                                              =======     =======        =======    =======

    Average shares outstanding..........       11,193      10,960         11,179     10,929

    Options.............................          852         755            729        780
                                              -------     -------        -------    -------

      Total common stock and common

        stock equivalents...............       12,045      11,715         11,908     11,709
                                              =======     =======        =======    =======

    Net income per share................      $  0.18     $  0.12        $  0.33    $  0.22
                                              =======     =======        =======    =======


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